ASSET PURCHASE AGREEMENT


                                     between


                                   ePlus inc.


                                       and


                                ProcureNet, Inc.



                             Dated as of May 4, 2001

                                TABLE OF CONTENTS
                                                                          Page



                                    Article I
                 TECHNOLOGY BUSINESS ASSETS; ASSUMED LIABILITIES

1.1.     Assets............................................................1
1.2.     Assumption of Liabilities.........................................2
1.3.     Excluded Liabilities..............................................3
1.4.     Consent of Third Parties..........................................3

                                   Article II
                             CLOSING; PURCHASE PRICE

2.1.     Closing............................................................4
2.2.     Purchase Price.....................................................5
2.3.     Allocation of Purchase Price.......................................5

                                   Article III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.1.     Corporate Status and Authorization.................................6
3.2.     No Conflicts, etc..................................................7
3.3.     Required Governmental Approvals and Consents.......................7
3.4.     Compliance with Laws; Governmental Approvals.......................7
3.5.     Litigation.........................................................8
3.6.     Technology Business Assets.........................................8
3.7.     Contracts..........................................................8
3.8.     Intellectual Property..............................................9
3.9.     Employee Benefit Plans and Related Matters.........................0
3.10.    Investment Intent; Buyer Shares Not Registered.....................1
3.11.    Brokers, Finders, etc..............................................1

                                   Article IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

4.1.     Corporate Status and Authorization.................................1
4.2.     No Conflicts, etc..................................................2
4.3.     Required Governmental Approvals and Consents.......................2
4.4.     Litigation.........................................................2
4.5.     Authorization of Securities........................................3
4.6.     Capitalization; Ownership of Subsidiaries..........................3
4.7.     SEC Reports........................................................3
4.8.     Financial Statements...............................................4
4.9.     Absence of Certain Changes.........................................4
4.10.    Brokers, Finders, etc..............................................4

                                    Article V
                                    COVENANTS

5.1.     Conduct of Business................................................4
5.2.     Access and Information Prior to Closing............................4
5.3.     Restrictions on Transfers of Buyer Shares..........................5
5.4.     Public Announcements...............................................5
5.5.     Transitional Services..............................................5
5.6.     Use of ProcureNet Marks............................................7
5.7.     Non-Competition....................................................7
5.8.     Transfer Taxes.....................................................0
5.9.     Tax Matters........................................................0
5.10.    Employment-Related Tax Cooperation.................................1
5.11.    Employment of Transferred Employees................................1
5.12.    Previously-Terminated Employees....................................2
5.13.    401(k) Plans.......................................................2
5.14.    Welfare and Fringe Benefit Plans...................................3
5.15.    Books and Records after the Closing................................3
5.16.    Closing Date Balance Sheet.........................................4
5.17.    Covenant Relating to Technology Business Intellectual Property.....5
5.18.    Cataloging Solutions Judgment......................................5
5.19.    Further Actions....................................................5
5.20.    Further Assurances.................................................5

                                   Article VI
                              CONDITIONS PRECEDENT

6.1.     Conditions to Obligations of Each Party...........................26
6.2.     Conditions to Obligations of the Buyer............................26
6.3.     Conditions to Obligations of the Seller...........................27

                                   Article VII
                                 INDEMNIFICATION

7.1.     Indemnification by Seller.........................................28
7.2.     Indemnification by the Buyer......................................29
7.3.     Survival of Representations and Warranties, etc...................29
7.4.     De Minimis; Limitation; Adjustments...............................29
7.5.     Indemnification Procedures........................................30
7.6.     Access To Information.............................................31
7.7.     Treatment of Indemnity Payment....................................31

                                  Article VIII
                                   DEFINITIONS


                                   Article IX
                               GENERAL PROVISIONS

9.1.     Termination.......................................................38
9.2.     Expenses..........................................................39
9.3.     Amendments, Waivers, etc..........................................39
9.4.     Assignment; No Third Party Beneficiaries..........................39
9.5.     Governing Law.....................................................39
9.6.     Jurisdiction; Waiver of Jury Trial................................39
9.7.     Notices...........................................................40
9.8.     Remedies..........................................................41
9.9.     Specific Performance..............................................41
9.10.    Severability......................................................41
9.11.    Integration.......................................................41
9.12.    Section Headings..................................................42
9.13.    Counterparts......................................................42

SCHEDULES AND EXHIBITS

Schedule 1.1(b):           Technology Business Equipment
Schedule 1.1(c):           Technology Business Contracts
Schedule 3.3:              Required Governmental Approvals and Consents
Schedule 3.4:              Compliance with Law
Schedule 3.5:              Litigation
Schedule 3.6(d):           Certain Assets
Schedule 3.7:              Certain Contract Matters
Schedule 3.8(a):           Technology Business Intellectual Property
Schedule 3.8(c):           Certain Intellectual Property Matters
Schedule 3.9:              Employee Benefit Plans
Schedule 4.6:              Buyer's Capitalization
Schedule 5.6:              ProcureNet Marks
Schedule 5.7(a):           Seller's Contracts with Governmental Authorities
Schedule 5.7(b):           Excluded Non-Compete Relationships
Schedule 5.11:             Certain Technology Business Employees
Schedule 5.12:             Former Seller Employees
Schedule 5.16:             April 30 Balance Sheet

Exhibit A:        Form of Opinion of Special Counsel to the Seller
Exhibit B:        Form of Opinion of Special Counsel to the Buyer
Exhibit C:        Form of Fisher License Agreement
Exhibit D:        Form of Fisher Maintenance Agreement
Exhibit E:        Form of ProcureNet License Agreement
Exhibit F:        Form of ProcureNet Maintenance Agreement
Exhibit G:        Form of Registration Rights Agreement
Exhibit H:        Form of Sourcing Letter
Exhibit I:        Form of Fisher Reseller Letter
Exhibit J:        Form of Fisher Sublease Agreement

                            ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT, dated as of May 4, 2001, between ePlus inc., a Delaware corporation (the "Buyer"), and ProcureNet, Inc., a Delaware corporation (the "Seller").


                                    Recitals

     A. The Seller (directly and through its Subsidiaries) develops, produces, markets, licenses, sells and maintains software, including the Transferred Software (as defined below), that, among other features, (i) facilitates the electronic procurement of goods and services by organizations and (ii) enables buying and selling organizations to standardize the product-related content in their electronic catalogs (the "Technology Business").

     B. The Buyer desires to purchase from the Seller, and the Seller desires to sell, assign and transfer to the Buyer, the assets and properties of the Technology Business, and the Buyer desires to assume the liabilities and obligations of the Seller related to the Technology Business, all upon the terms and conditions set forth in this Agreement.

     C. Capitalized terms used in this Agreement are defined in Article VIII.

     NOW, THEREFORE, the parties hereto agree as follows:


                                   Article I
                 TECHNOLOGY BUSINESS ASSETS; ASSUMED LIABILITIES

     1.1. Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall (and the Seller shall cause its Subsidiaries to) sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase or acquire from the Seller and its Subsidiaries, all of the right, title and interest in and to the following properties and assets (tangible and intangible, whether real, personal or mixed) of the Seller and its Subsidiaries existing on the Closing Date (collectively, the "Technology Business Assets"), including:

          (a) all Technology Business Intellectual Property;

          (b) all Technology Business Equipment;

          (c) the full benefit of all Technology Business Contracts;

          (d) all assets and properties, including accounts receivable, reflected on the Closing Date Balance Sheet, other than the cash and cash equivalents and any tax refund receivables reflected on the Closing Date Balance Sheet;

          (e) all funds collected by the Seller after the Closing Date for services performed under the Technology Business Contracts after the Closing, it being understood that if the Seller receives such funds, the Seller shall deliver them to the Buyer within ten business days of receipt;

          (f) all Technology Business Books and Records;

          (g) all rights in and to products sold, leased or licensed by the Technology Business; and

          (h) all goodwill of the Technology Business.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall, and the Seller shall cause its Subsidiaries to, transfer the Technology Business Assets to the Buyer free and clear of all Liens, other than Permitted Liens.

     1.2. Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to pay, honor and discharge when due all of the following liabilities, obligations and commitments of the Seller and its Subsidiaries (collectively, but excluding the Excluded Liabilities, the "Assumed Liabilities"):

          (a) all liabilities, obligations and commitments caused by or arising from the conduct or operation of the Technology Business, or the ownership or use of the Technology Business Assets, on or after the Closing Date, except to the extent any such liability, obligation or commitment relates to an Excluded Liability;

          (b) all liabilities, obligations and commitments caused by or arising from the conduct or operation of the Technology Business, or the ownership or use of the Technology Business Assets, prior to the Closing Date, but only if any such liability, obligation or commitment (i) arose in the ordinary course of the conduct or operation of the Technology Business and
     (ii) is not material and would not impose any material liability or obligation on the Technology Business;

          (c) all liabilities, obligations and commitments reflected on the Closing Date Balance Sheet;

          (d) all liabilities, obligations and commitments arising out of the Technology Business Contracts, excluding any liability or obligation for any breach thereof occurring prior to the Closing Date; and

          (e) all liabilities, obligations and commitments in respect of the Technology Business Employees, but only to the extent expressly assumed by the Buyer pursuant to Sections 5.11, 5.12, 5.13 and 5.14.

     1.3. Excluded Liabilities. The Buyer shall not assume any of the following liabilities, obligations or commitments of the Seller or any of its Subsidiaries (collectively, the "Excluded Liabilities"):

          (a) subject to Section 5.8, any liability or obligation for Taxes (whether imposed on the Seller or any of its Subsidiaries or otherwise) relating to the Technology Business or the Technology Business Assets for any Pre-Closing Period;

          (b) except as expressly assumed by the Buyer pursuant to Section 5.11, 5.12, 5.13 or 5.14, liabilities or obligations with respect to (i) any claims with respect to any Plan, (ii) the termination of any employee benefits or Plan on or prior to the Closing Date, (iii) any claim relating to the early retirement program benefits for employees of the Seller or any of its Subsidiaries (or exclusion of any person therefrom) or (iv) the termination of employment of any employee of the Technology Business on or prior to the Closing Date (including any such termination deemed to have occurred upon the transfer of any such employee to the Buyer);

          (c) any legal, accounting, transactional, consultant, brokerage or other expense relating to the negotiation and consummation of the transactions contemplated by this Agreement by or on behalf of the Seller or any of its Subsidiaries; and

          (d) except to the extent  expressly  assumed by the Buyer  pursuant to
     Section 1.2, any liability, obligation or commitment caused by or arising from the conduct or operation of the Technology Business, or the ownership or use of the Technology Business Assets, prior to the Closing Date.

     1.4. Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement:

          (a) This Agreement shall not constitute an agreement to transfer, convey or assign any Technology Business Contract if a transfer, conveyance or assignment, or an attempt to make a transfer, conveyance or assignment, without the Consent of a third party (including any Governmental Authority) would constitute a breach or violation thereof or in any way adversely affect the rights of the transferee, conveyee or assignee thereof until such Consent is obtained; and

          (b) If any such required Consent is not obtained on or prior to the Closing Date, the Seller shall use its best efforts (and the Seller shall cause its Subsidiaries to use their best efforts) to obtain such Consent thereafter, and the Seller and the Buyer shall cooperate with each other to effect any reasonable arrangement designed to provide to the Buyer the benefit of, and to permit it to assume the liabilities and obligations under, any such Technology Business Contract or any other Technology Business Asset.


                                   Article II
                             CLOSING; PURCHASE PRICE

     2.1. Closing. The closing (the "Closing") of the sale and purchase of the Technology Business Assets shall take place at 10:00 a.m. on May 15, 2001 at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York or such other time or place as the parties may agree. At the Closing:

          (a) The Buyer and the Seller and its Subsidiaries shall execute and deliver such bills or deeds of sale, assignment or transfer, and such other agreements and instruments, as are necessary or appropriate to transfer, convey, assign and deliver to the Buyer good and marketable title to the Technology Business Assets, free and clear of all Liens (other than Permitted Liens), including (i) separate instruments of conveyance of copyright and certificates of acknowledgment meeting the requirements of 17 U.S.C. ss.204(b)(1) for the Transferred Software and (ii) such documents as may be necessary to file copyright registrations of the Transferred Software in the Buyer's name;

          (b) The Buyer and the Seller and its Subsidiaries shall deliver such deeds of assumption or transfer, and such other agreements and instruments, as are necessary or appropriate for the Buyer to assume, and be responsible to pay, honor and discharge, the Assumed Liabilities;

          (c) The Buyer shall deliver one or more duly-executed stock certificates, issued in the name of the Seller (or any other Person designated by the Seller in writing prior to the Closing Date that is reasonably acceptable to the Buyer), evidencing the Buyer Shares;

          (d) The Buyer shall deliver the Basic Cash Amount, and (if applicable) the Additional Cash Amount, to the bank account designated by the Seller in writing prior to the Closing Date;

          (e) The Buyer and the Seller shall execute and deliver (i) the Registration Rights Agreement, (ii) the ProcureNet License Agreement, (iii) the ProcureNet Maintenance Agreement and (iv) the Sourcing Letter;

          (f) The Seller shall deliver to the Buyer all the certificates, instruments and other documents required to be delivered pursuant to
     Section 6.2; and

          (g) The Buyer shall deliver to the Seller all the certificates, instruments and other documents required to be delivered pursuant to
     Section 6.3.

          2.2. Purchase Price.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall pay the Purchase Price for the Technology Business Assets:

          (i) By delivering $1,000,000 in cash to the Seller (the "Basic Cash Amount");

          (ii) (A) If the Buyer Stock Closing Price is $10.88 or less than $10.88, but $8.04 or more than $8.04, by issuing and delivering to the Seller a total of 422,833 newly-issued shares of Common Stock, (B) if the Buyer Stock Closing Price is greater than $10.88, by issuing and delivering to the Seller the number of newly-issued shares of Common stock equal to $4,600,000 divided by the Buyer Stock Closing Price, and (C) subject to
     Section 2.2(b), if the Buyer Stock Closing Price is less than $8.04, by issuing and delivering to the Seller the number of newly-issued shares of Common Stock equal to $3,400,000 divided by the Buyer Stock Closing Price; and

          (iii) By assuming, and agreeing to pay, honor and discharge, the Assumed Liabilities.

     (b) In the event the Buyer Stock Closing Price is less than $7.50, the Buyer may, at its option and upon notice to the Seller, in lieu of issuing and delivering the number of shares of Common Stock contemplated by clause (C) of
Section 2.2(a)(iii), (x) deliver to the Seller such amount in cash as the Buyer designates to the Seller following the determination of the Buyer Stock Closing Price and prior to the Closing Date (the "Additional Cash Amount"), and (y) issue and deliver to the Seller the number of newly-issued shares of Common Stock equal to (1) the excess of $3,400,000 over the Additional Cash Amount divided by (2) the Buyer Stock Closing Price.

     2.3. Allocation of Purchase Price.

     (a) The parties shall allocate the Purchase Price (including the Assumed Liabilities) and other relevant items (including amounts attributable to the covenants contained in Sections 5.6 and 5.7) in accordance with an allocation schedule (the "Tax Allocation Schedule"). For purposes of this Section 2.3, the value of the Buyer Shares included in the Purchase Price shall be the mean of the highest and lowest trading price of the shares of Common Stock on the Closing Date during regular trading hours of 9:30 a.m. to 4:00 p.m., as shown by the NASD automated quotation system.

     (b) No later than five days prior to the Closing Date, the Seller shall provide to the Buyer the Tax Allocation Schedule prepared in accordance with
Section 1060 of the Code. If the Buyer does not object prior to the Closing Date, the Tax Allocation Schedule shall be treated as the agreed final allocation. If Buyer objects in writing to the Seller with respect to any item set forth in the Tax Allocation Schedule prior to the Closing Date, any dispute shall be resolved by the parties in good faith and in a timely fashion on or prior to the Closing Date. Following the resolution of any such dispute, the Tax Allocation Schedule shall be revised to reflect such resolution and, upon revision, shall be final and binding on the parties. The parties shall cooperate with each other and to provide each other with such information as the other may reasonably request in connection with the determination of the Tax Allocation Schedule.

     (c) Each of the parties shall report the federal, state and local and other Tax consequences of the purchase and sale contemplated by this Agreement (including the filing of IRS Form 8594) in a manner consistent with the Tax Allocation Schedule and shall not take any inconsistent position with respect to the Tax Allocation Schedule unless otherwise required by Applicable Law, in which case the party taking such inconsistent position shall make reasonable efforts to notify such other party in advance of taking such inconsistent position. If any such allocation is audited by a taxing authority, the party receiving notice thereof shall promptly notify and consult with the other party and shall keep such other party informed of the status of such audit.

     (d) The Buyer and the Seller agree and acknowledge that any allocation of the Purchase Price under this Section 2.3 shall be adjusted in the event of any adjustment to the Purchase Price pursuant to Section 5.16.


                                   Article III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Buyer as follows:

     3.1. Corporate Status and Authorization.

     (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as such business is conducted and such properties are owned, leased or operated. The Seller has the corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

     (b) The execution and delivery by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of the Seller. The Seller has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

     (c) The execution and delivery by the Seller of the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action of the Seller. Upon the execution and delivery by the Seller of each Ancillary Document to which it is a party, such Ancillary Document will constitute a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

     3.2. No Conflicts, etc. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, result in a breach or violation of, or constitute a default under, (i) the certificate of incorporation or by-laws or other organizational documents of the Seller, (ii) any Applicable Law applicable to the Seller, the Technology Business or any of the Technology Business Assets, or
(iii) any contract, license, lease, commitment or other agreement to which the Seller is a party or by which the Technology Business or any of the Technology Business Assets may be bound or affected, except in the case of clauses (ii) and
(iii), for conflicts, breaches, violations or defaults that, individually and in the aggregate, would not have or result in a Material Adverse Effect.

     3.3. Required Governmental  Approvals and Consents.  Except as set forth on
Schedule 3.3, no Governmental Approval or other Consent is required to be obtained or made by the Seller in connection with the execution and delivery of this Agreement or the Ancillary Documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby.

     3.4. Compliance with Laws; Governmental  Approvals.  Except as set forth on
Schedule 3.4, the Seller and its Subsidiaries have complied in all material respects with all Applicable Laws applicable to the Technology Business or by which any of the Technology Business Assets may be bound or affected, except for any non-compliance that, individually and in the aggregate, would not have or result in a Material Adverse Effect. The Seller and its Subsidiaries have all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the Technology Business as presently conducted or the ownership or use of any of the Technology Business Assets; and to the Seller's

Knowledge, the Seller and its Subsidiaries are in material compliance with each of such Governmental Approvals and Consents, except for any non-compliance that, individually and in the aggregate, would not have or result in a Material Adverse Effect.

     3.5. Litigation. Except as set forth on Schedule 3.5, there is no claim, litigation or investigation pending or (to the Seller's Knowledge) threatened against or involving the Seller or any of its Subsidiaries before any Governmental Authority that (i) questions the validity of, or the obligations of the Seller under, this Agreement or any Ancillary Document, (ii) seeks to impede, enjoin or invalidate the transactions contemplated by this Agreement or any Ancillary Document, or (iii) to the Seller's Knowledge, would have or result, in any case or in the aggregate, in a Material Adverse Effect.

     3.6. Technology Business Assets.

     (a) The Seller has, or as of the Closing Date will have, good and marketable title to, or otherwise have full and legally enforceable rights to use or hold for use, all of the Technology Business Assets, free and clear of any and all Liens, other than Permitted Liens. Upon the consummation of the transactions contemplated by the Closing, the Buyer will acquire good and marketable title to, or otherwise have full and legally enforceable right to use or hold for use, the Technology Business Assets, free and clear of any and all Liens, other than Permitted Liens and Liens created by the Buyer or its Affiliates.

     (b) To the Seller's Knowledge, all tangible Technology Business Assets are in good and normal operating condition, all such tangible assets are free and clear from all defects in all material respects, ordinary wear and tear excepted, and all such tangible assets are fully adequate and suitable for the purposes for which they are currently used or are held for use.

     (c) The representations and warranties contained in Sections 3.6(a) and (b) do not apply to Technology Business Intellectual Property.

     (d) Except as set forth on Schedule 3.6(d), the Technology Business Assets comprise all the assets and properties necessary for the continued conduct of, or otherwise material to, the Technology Business as currently conducted by the Seller and its Subsidiaries.

     3.7. Contracts. Except for such non-enforceability, violations, breaches or defaults that, individually and in the aggregate, would not have or result in a Material Adverse Effect, (i) all Technology Business Contracts are in full force and effect in all material respects, and enforceable against each party thereto, and (ii) there does not exist any violation, breach or default, or any event or condition that would constitute a violation or breach of or a default under, any Technology Business Contract on the part of the Seller or any of its Subsidiaries. Except as set forth in Schedule 3.7, (A) no Consent of any third party is required under any Technology Business Contract as a result of or in connection with, and (B) the enforceability of any Technology Business Contract will not be affected in any manner by, (x) the execution, delivery and performance of this Agreement and the Ancillary Documents and (y) the consummation of the transactions contemplated hereby and thereby.

     3.8. Intellectual Property.

     (a) Set  forth  on  Schedule  3.8(a)  is a  complete  and  correct  list or description, as of the date hereof, of (i) trademarks, service marks, trade names, copyrights and patents, including registrations and applications to register any of the foregoing that are owned by the Company or any of its Subsidiaries and principally used in the Technology Business ("Owned
Intellectual Property"), (ii) the Transferred Software, and (iii) all Intellectual Property Licenses (the Owned Intellectual Property, the Transferred Software and the Intellectual Property Licenses together, the "Technology Business Intellectual Property").

     (b) The Seller and its Subsidiaries (i) own, or as of the Closing Date will own, the Owned Intellectual Property and the Transferred Software owned by the Seller and its Subsidiaries, free and clear of all Liens other than Permitted Liens, and (ii) have the full and legally enforceable right to use all other Technology Business Intellectual Property in accordance with the terms of any licenses to the Seller or any of its Subsidiaries, as the case may be, of such other Technology Business Intellectual Property. Upon the consummation of the transactions contemplated by the Closing, the Buyer will own and acquire good and marketable, or otherwise have full and legally enforceable right to use or hold for use, the Technology Business Intellectual Property, free and clear of any and all Liens, other than Permitted Liens, Liens created by the Buyer or its Affiliates and Liens contemplated by this Agreement or the Ancillary Documents.

     (c) Except as set forth on Schedule 3.8(c), and except as, individually and in the aggregate, would not have or result in a Material Adverse Effect, (i) the Seller has received no notice or claim that the rights of the Seller or any of its Subsidiaries in the Technology Business Intellectual Property are not valid or enforceable, (ii) the conduct of the Technology Business as currently conducted does not infringe the trademarks, service marks, trade names, copyrights or patents owned by any Person, (iii) there is no infringement by any Person of any of the Technology Business Intellectual Property, or (iv) neither Seller nor any of its Subsidiaries has taken or omitted to take any act that would waive, or result in the waiver of any of its rights with respect to the Technology Business Intellectual Property, including the due registration or filing of all applicable Owned Intellectual Property and the maintenance of the secrecy of all confidential Technology Business Intellectual Property.

     3.9. Employee Benefit Plans and Related Matters.

     (a) Set forth on Schedule 3.9 is a true and complete list or description of each "employee benefit plan", as such term is defined in section 3(3) of ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other plan, program, arrangement, agreement, policy or understanding, whether written or oral, that provides benefits in respect of any employee or former employee of the Technology Business (such employees, or former employees, the "Technology Business Employees") to which Seller or the Technology Business may have any liability or obligation (collectively, the "Plans"). Neither the Seller nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of the Technology Business.

     (b) Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and to the Seller's Knowledge, nothing has occurred since the date of such determination letter that would, individually or in the aggregate, materially adversely affect such qualification or tax-exempt status.

     (c) (i) No Plan is subject to section 412 of the Code or section 302 or Title IV of ERISA. No Technology Business Asset is subject to any lien (including a pledge of such assets as security to satisfy an obligation) under section 401(a)(29) of the Code, section 412(n) of the Code, section 302(f) of ERISA or section 4068 of ERISA.

     (ii) No liability has been or is expected to be incurred by Seller or any entity required to be aggregated with Seller under section 4001 of ERISA (either directly or indirectly, including as a result of an indemnification obligation), under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans that would, following the Closing, become or remain a liability of the Technology Business or become a liability of the Buyer or of any employee benefit plan established or contributed to by the Buyer.

     (iii) Each of the Plans has been operated and administered in all respects in compliance with all Applicable Laws, except for any failure so to comply that, individually and in the aggregate, would not have or result in a material liability or obligation on the part of the Technology Business, or, following the Closing, the Buyer. To the Seller's Knowledge, there are no material pending or threatened claims by or on behalf of any of the Plans, by any Technology Business Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits).

     (iv) All contributions required to have been made to any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or Applicable Law have been made within the time prescribed by any such Plan, agreement or Applicable Law.

     3.10. Investment Intent; Buyer Shares Not Registered. The Seller (or its designee pursuant to Section 2.1(c)) is acquiring the Buyer Shares for investment purposes, for its own account, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. The Seller acknowledges that, upon their issuance in accordance with the terms of this Agreement, the Buyer Shares will not be registered pursuant to the Securities Act, and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act. The Seller has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions and that such Rule 144 may not become available for resale of the Buyer Shares.

     3.11. Brokers, Finders, etc. All negotiations relating to this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby, have been carried on without the participation of any Person acting on behalf of the Seller in such manner as to give rise to any valid claim against the Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to the Seller upon consummation of the transactions contemplated by this Agreement and the Ancillary Documents.


                                   Article IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller as follows:

     4.1. Corporate Status and Authorization.

     (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated. The Buyer has the corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

     (b) The execution and delivery by the Buyer of this Agreement, and the consummation by the Buyer of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of the Buyer. The Buyer has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

     (c) The execution and delivery by the Buyer of the AncillaryDocuments to which it is a party, and the consummation of the transactions contemplated thereby, will have been duly authorized by all requisite corporate action of the Buyer. Upon the execution and delivery by the Buyer of each Ancillary Document to which it is a party, such Ancillary Document will constitute a legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms.

     4.2. No Conflicts, etc. To the Buyer's knowledge, the execution, delivery and performance by the Buyer of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, result in a breach or violation of, or constitute a default under, (i) the certificate of incorporation or by-laws or other organizational documents of the Buyer, (ii) any Applicable Law applicable to the Buyer or to any of their assets or properties, or (iii) any contract, license, lease, commitment or other agreement to which the Buyer or any of its subsidiary is a party, or by which the Buyer or any of its subsidiaries or any of their assets or properties may be bound or affected, except in the case of clauses (ii) and (iii), for conflicts, breaches, violations or defaults that, individually and in the aggregate, would not have or result in (A) a material adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Buyer or (B) an adverse effect on the ability of the Buyer to consummate the transaction contemplated by this Agreement or any Ancillary Document to which it is a party or to perform its obligations hereunder or thereunder.

     4.3. Required Governmental Approvals and Consents. No Governmental Approval or other Consent is required to be obtained or made by the Buyer in connection with the execution and delivery of this Agreement or the Ancillary Documents, the performance by the Buyer of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, except for registration under the Securities Act or compliance with the Exchange Act in connection with the performance by the Buyer of its obligations under the Registration Rights Agreement.

     4.4. Litigation. There is no claim, action, litigation or proceeding pending or (to the Buyer's knowledge) threatened against or involving the Buyer before any Governmental Authority that (i) questions the validity of, or the obligations of the Buyer under, this Agreement or any Ancillary Document, (ii) seeks to impede, enjoin or invalidate the transactions contemplated by this Agreement or any Ancillary Document, or (iii) to the Buyer's knowledge would have or result, in any case or in the aggregate, in (A) a material adverse effect on the condition (financial or otherwise), properties, businesses or results of operations of the Buyer or (B) an adverse effect on the ability of the Buyer to consummate the transaction contemplated by this Agreement or any Ancillary Document to which it is a party or to perform its obligations hereunder or thereunder.

     4.5. Authorization of Securities. The issuance, sale and delivery of the Buyer Shares has been duly authorized by all requisite corporate action of the Buyer; and the Buyer Shares, when issued and delivered at the Closing in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable free and clear of any Liens and not subject to preemptive or other similar rights of the stockholders of the Company.

     4.6. Capitalization; Ownership of Subsidiaries. The authorized capital stock of the Buyer consists of 50,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 2,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of the date of this Agreement, there are 9,721,201 shares of Common Stock and no shares of Preferred Stock issued and outstanding, and no shares of Common Stock are held in the Buyer's treasury. As of the date of this Agreement, no shares of Common Stock or Preferred Stock have been reserved for issuance, except as set forth in Schedule
4.6. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, other than (i) as set forth on Schedule 4.6 and (ii) in connection with the transactions contemplated by this Agreement and other Ancillary
Documents, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon the Buyer requiring, and there are no outstanding debt or equity securities of the Buyer which upon the conversion, exchange or exercise thereof would require, the issuance, sale or transfer by the Buyer of any new or additional equity interests in the Buyer (or any other securities of the Buyer or any of its subsidiaries which, whether after notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in the Buyer). There are no voting trusts or other agreements or understandings to which the Buyer or any of its subsidiaries is a party with respect to the voting of capital stock of the Buyer.

     4.7. SEC Reports. The Buyer has filed all required Buyer SEC Reports when due in accordance with the Exchange Act or the Securities Act, as the case may be. As of their respective dates, the Buyer SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be. None of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date.

     4.8. Financial Statements. The consolidated financial statements of the Buyer contained in the Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

     4.9. Absence of Certain Changes. Since March 31, 2000, except as disclosed in Buyer SEC Reports filed prior to the date hereof, (i) the business and operations of the Buyer and its Subsidiaries have been conducted only in the ordinary course of business, and (ii) there has been no material adverse change in the condition (financial or otherwise), properties, businesses or results of operations of the Buyer.

     4.10. Brokers, Finders, etc. All negotiations relating to this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby, have been carried on without the participation of any Person acting on behalf of the Buyer or its Affiliates in such manner as to give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation.


                                    Article V
                                    COVENANTS

     5.1. Conduct of Business. From the date hereof to the Closing Date, except as consented to by the Buyer in writing or expressly permitted by this Agreement, the Seller shall (and shall cause its Subsidiaries to) operate and conduct the Technology Business and maintain the Technology Business Assets only in the ordinary course consistent with past practice. The Seller shall promptly notify the Buyer of any event, condition or circumstance that, individually or in the aggregate, has or would have a Material Adverse Effect.

     5.2. Access and Information Prior to Closing.

     (a) From the date hereof to the Closing Date, the Seller shall, and shall cause its Subsidiaries, accountants, counsel, consultants, employees and agents to, (i) afford the Buyer and its representatives, during normal business hours and upon reasonable request of the Buyer, which request shall be submitted by Buyer to no officer, director, employee, agent, Affiliate or representative of the Seller other than Fred A. Seigel or John D. Sanford, reasonable access to all the facilities of the Technology Business, (ii) furnish the Buyer and its representatives with all their financial and operating data and other information with respect to the Technology Business and the Technology Business Assets, (iii) cooperate with the Buyer and its representatives with their review of the Technology Business and the Technology Business Assets, and (iv) keep the Buyer generally informed as to the business and operations of the Technology Business.

     (b) Prior to the Closing, the Buyer may not, and shall cause its officers, directors and employees and Affiliates not to, use for any purpose or disclose to any Person any proprietary or non-public information relating to the Seller, the Technology Business Assets or the Technology Business, except as required by Applicable Law. If the Buyer or any of its officers, directors, employees or Affiliates is required to disclose any such information under any Applicable Law, such Person shall, to the extent practicable, promptly notify the Seller of such requirement so that the Seller may seek an appropriate protective order or injunctive relief. The Buyer's obligations in this Section 5.2(b) are in addition to its obligations in the Confidentiality Agreement, which shall remain in full force and effect until the completion of the Closing.

     5.3. Restrictions on Transfers of Buyer Shares. The Seller agrees that it will not sell, transfer or otherwise dispose of the Buyer Shares except in compliance with the Securities Act. Each certificate for Buyer Shares shall bear a legend in substantially the following form:

          THIS  SECURITY HAS NOT BEEN  REGISTERED  UNDER THE
          SECURITIES  ACT OF 1933, AS AMENDED,  OR ANY STATE
          SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT
          IN COMPLIANCE THEREWITH.

     5.4. Public Announcements. Neither the Buyer nor the Seller may issue any press release or make any public statement or announcement with respect to this Agreement or the Ancillary Documents, or any of the transactions contemplated hereby or thereby, without prior consultation with and consent of the other party hereto, except if and to the extent required by Applicable Laws. In the event any press release or other public statement or announcement is required by Applicable Laws (including any filings with the Commission pursuant to the Securities Act or the Exchange Act), the Buyer and the Seller shall cooperate and consult with each other before issuing any such press release or otherwise making any public statement or announcement.

     5.5. Transitional Services.

     (a) Subject to Sections 5.5(a) and (b), for a period of 60 days following the Closing Date, the Seller shall provide and furnish to the Buyer, as and when reasonably requested by the Buyer, the following services and functions (the "Transitional Services"): (i) the provision of legal, tax and accounting support services, human resources and employee benefits management services, and billing and collection of accounts receivable services; (ii) hosting and maintenance of the Technology Business Equipment (including computer servicers), and all reasonable assistance for the relocation of the Technology Business Equipment (including computer servicers), to the Buyer's facilities as promptly as practicable following the Closing; and (iii) assistance in connection with the orderly transition of the Transferred Intellectual Property and the customers of the Technology Business to the Buyer.

     (b) The parties acknowledge and agree that the Transitional Services are intended to permit the Buyer to operate and conduct the Technology Business in the ordinary course following the Closing and, accordingly, (i) the scope and extent of the Transitional Services provided and furnished by the Seller shall be similar to the scope and extent of such services and functions provided by the Seller to the Technology Business prior to the Closing, (ii) except as otherwise agreed by the parties in writing, the Seller shall not be required to hire or retain any personnel solely for the purpose of providing Transitional Services, and (iii) the Seller shall not be required to provide any Transitional Services the provision of which interferes in any material respect with operations of the Seller's continuing businesses. The Buyer may, at any time and at its discretion, direct the Seller to discontinue or reduce the extent of any particular Transitional Service provided or furnished by the Seller pursuant to this Section 5.5. The Seller shall provide and furnish the Transitional Services as an independent contractor and in accordance with the Seller's own standards and in compliance with Applicable Laws.

     (c) The Buyer shall reimburse the Seller for all its reasonable out-of-pocket expenses incurred in the provision of Transitional Services, excluding salaries of and compensation to the employees of the Seller and the overhead and general, selling and administrative expenses of the Seller; provided that (i) the Seller shall have received the consent of the Buyer to any expense in excess of $5,000 prior to the incurrence thereof (and if the Buyer does not grant its consent, the Seller shall not be required to provide or furnish the applicable Transitional Service), and (ii) the Buyer shall reimburse the Seller for all its compensation expenses (including salary, bonus, benefits and other payroll costs) for the personnel retained by the Seller at the written request of the Buyer solely for the purpose of providing Transitional Services. The Seller shall invoice all amounts owed by the Buyer under this Section 5.5 not more frequently than monthly and not less frequently than quarterly. The Buyer shall pay all such invoices within ten days following their receipt.

     5.6. Use of ProcureNet Marks.

     (a) The Seller hereby grants the Buyer from the Closing Date until ninety days thereafter, a royalty fully pre-paid, non-transferable and non-exclusive right and license to use, without right of sub-license, throughout the world, the ProcureNet Marks (i) to conduct and operate the Technology Business after the Closing as conducted as of the Closing Date and (ii) to market, sell and distribute the Technology Business Products.

     (b) Without the prior written consent of the Seller, the Buyer may not (i) change or modify the ProcureNet Marks or create any design variation of the ProcureNet Marks, (ii) join any word, symbol, name, mark or logo with the ProcureNet Marks so as to form a composite trade name or mark, or (iii) use any other trademark or trade name that is confusingly similar to the ProcureNet Marks.

     (c) The Buyer shall use the ProcureNet Marks in accordance with such quality standards as may be established by the Seller and communicated to the Buyer from time to time, it being understood that the quality standards maintained by the Seller prior to the Closing shall be acceptable to the Seller. In the event the Seller notifies the Buyer of the failure by the Buyer to maintain appropriate quality standards with respect to its uses of the ProcureNet Marks, the Buyer shall use reasonably diligent efforts to cure the cause of such failure or, if unable to cure it, discontinue such uses of the ProcureNet Marks.

     (d) At the end of such ninety-day period, Buyer shall, and shall cause its Subsidiaries to cease all use of the ProcureNet Marks and destroy all copies of stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, products and software bearing the ProcureNet Marks in their possession or under their control.

     5.7. Non-Competition.

     (a) From the Closing Date until the second anniversary thereof, the Seller may not, and shall cause its Subsidiaries not to, host any of the Technology Business Intellectual Property for (x) any Person that is not a Governmental Authority or a prime contractor, prime vendor or subcontractor of a Governmental Authority, (y) any counterparty to any Technology Business Contract or (z) any customer of the Technology Business during the two-year period ending on the Closing.

     For avoidance of doubt, the parties agree and acknowledge that:

          (i) this Section 5.7(a) shall not restrict or prohibit the Seller or its Subsidiaries from using the Technology Business Intellectual Property, or any other software applications performing the same or similar functions, in connection with the provision or furnishing goods and services to Governmental Authorities or a prime contractor, prime vendor or subcontractor of a Governmental Authority; and

          (ii) neither the Seller nor any of its Subsidiaries may, at any time after the Closing Date, license, sublicense, resell or distribute any of the Technology Business Intellectual Property to any Person, except as and to the extent contemplated by the ProcureNet License Agreement.

     (b) From the Closing Date until the second anniversary thereof, the Buyer may not, and shall cause its Subsidiaries not to:

          (i) except to the extent permitted by clause (A) of the following sentence of this Section 5.7(b), engage in or provide or furnish electronic procurement services to, or provide or furnish electronic commerce solutions for procurement of goods or services by, (1) the U.S. Department of Defense or any agency, department or other body of the U.S. Department of Defense (including the U.S. Armed Forces, individually or collectively, the "USDOD"), or (2) any Person (including any prime contractor, prime vendor or subcontractor of the USDOD) in connection with provision or furnishing of electronic procurement services, or electronic commerce solutions for procurement of goods or services, by such Person to the USDOD;

          (ii) host any software applications for, or develop, license, resell, sublicense or distribute any software applications (including any Transferred Software) to, the USDOD, including to any prime contractor, prime vendor or subcontractor of the USDOD;

          (iii) (x) provide, furnish or otherwise make available to any U.S. Federal Governmental Authority any content provided or made available from time to time by the Seller or its Subsidiaries to the Buyer or its Subsidiaries, or (y) allow any other Person to provide, furnish or otherwise make available to U.S. Federal Governmental Authorities the content referred to in clause (x), including in the case of clauses (x) and
     (y) to any prime contractor, prime vendor or subcontractor of any U.S. Federal Governmental Authority; or

          (iv) provide, furnish or otherwise make available any basket of related goods and services that are similar to or substantially the same as the basket of related goods and services provided by the Buyer or its Subsidiaries described on Schedule 5.7(a) and pursuant to the arrangements set forth on Schedule 5.7(a).

     Notwithstanding the foregoing, this Section 5.7(b) shall not restrict or prohibit the Buyer or its Subsidiaries from:

          (A) performing its obligations under the agreements and contracts listed on Schedule 5.7(b), or any restatements, extensions or replacements thereof, or continuing to provide products and services to the Persons listed on Schedule 5.7(b) but only to the extent provided on or prior to the date hereof;

          (B) except as prohibited by Section 5.7(b)(i), providing to any Person any information technology equipment (including consumables, software and office supplies, equipment and furniture) or services related to such information technology equipment;

          (C) providing to any Person any equipment in connection with the financing of the purchase price of such equipment by the Buyer or its Subsidiaries on financing terms of longer than six months; or

          (D) hosting software applications or developing, licensing, reselling, sublicensing or distributing any software applications (including any Transferred Software) to or for any Governmental Authority other than the USDOD, including to any prime contractor, vendor or subcontractor of the USDOD.

     (c) Until the third anniversary of the Closing Date, neither the Buyer nor any of its Subsidiaries may, without the prior written consent of the Seller, directly or indirectly, have or engage, or solicit for employment or other services, whether as an employee, officer, director, agent, consultant or independent contractor, any employee of the Seller or its Subsidiaries other than the persons named on Schedule 5.11(a); provided that this Section 5.7(c) shall not prevent the Buyers or its Subsidiaries from soliciting employment pursuant to a general advertisement.

     (d)  Notwithstanding  anything in this  Section 5.7 to the  contrary,  this
Section 5.7 shall not restrict or prohibit any Person (or an Affiliate of such Person) that acquires control (as defined in the definition of "Affiliate" in
Article  VIII)  of  the  Buyer  or  the  Seller  (or  any  of  their  respective
Subsidiaries), as applicable, from providing or furnishing any of the services or products that the Buyer or the Seller (or any of their respective Subsidiaries), as applicable, is restricted or prohibited from providing or furnishing pursuant to this Section 5.7, so long as neither such Person nor its Affiliates provide or furnish such product or service through the Buyer or the Seller (or any of their respective Subsidiaries), as the case may be.

     (e) References in this Section 5.7 to any prime contractor, prime vendor or subcontractor of any Governmental Authority (including the USDOD) refers to such Person only in its capacity as a provider of goods or services to the applicable Governmental Authority and not in any other capacity.

     (f) The parties hereto agree and acknowledge  that if any provision of this
Section 5.7 is held to be invalid or unenforceable for any reason, such provision shall be adjusted (rather than voided) to achieve the intent of the parties hereto to have the widest possible non-compete covenant with respect to the matters covered by such provision.

     (g) In the event of any controversy or dispute involving the covenants in this Section 5.7, the Buyer and the Seller shall meet and negotiate in good faith to resolve any such controversy or dispute.

     5.8. Transfer Taxes. The Buyer shall be responsible for and shall pay all federal, state, local or foreign sales, use, excise, documentary, stamp duty, registration, transfer, conveyance and other similar taxes (including any mortgage tax or other similar governmental charges but excluding any income, gains or similar taxes (such included taxes, collectively, "Transfer Taxes")) arising in connection with the transactions contemplated by this Agreement, and the Buyer shall timely prepare Tax Returns in respect of such Transfer Taxes with the applicable taxing authority and shall deliver a copy of such Tax Returns to the Seller for review prior to the filing and shall not file without the Seller's prior written consent, which consent shall not be unreasonably withheld. Each party shall execute and deliver to the other party at Closing all applicable and properly completed Transfer Tax exemption certificates as either the Buyer or the Seller may reasonably request (including, but not limited to, sale for resale exemption certificates for the transfer of any Technology Business Assets purchased by Buyers for resale). Such certificates shall be in the form, and shall be signed by the proper party, as provided under applicable Tax law.

     5.9. Tax Matters.

     (a) The parties agree that for income Tax purposes they shall report the transactions contemplated by this Agreement, the Fisher License Agreement and the ProcureNet License Agreement as a taxable sale of the Technology Business Intellectual Property by the Seller to the Buyer, subject to the retained right of the Seller, its Subsidiaries and Fisher and its affiliates (and their applicable assignees) to use the Technology Business Intellectual Property pursuant to the Fisher License Agreement and the ProcureNet License Agreement. No party shall take a position for tax purposes contrary to the preceding sentence without the written consent of the other party.

     (b) The Buyer and the Seller shall cooperate in good faith with each other following the Closing with respect to all official Tax inquiries, the preparation of Tax Returns and all other legitimate Tax matters relating to the Technology Business Assets or the Technology Business. Such cooperation shall include (without limitation) making available, as reasonably requested, knowledgeable Tax personnel and books, records and files relating to the Technology Business Assets or the Technology Business; provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the other party or its affiliated entities.

     5.10. Employment-Related Tax Cooperation.

     (a) The Seller and the Buyer shall, to the extent possible, (i) treat the Buyer and each Affiliate thereof, as applicable, as a "successor employer" and the Seller and each Affiliate thereof, as applicable, as a "predecessor," within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to the Transferred Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA") and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such employee for the calendar year within which the Closing Date occurs.

     (b) At the request of the Buyer with respect to any particular applicable Tax law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, the Seller shall, to the extent possible, (i) treat the Buyer and each Affiliate thereof, as applicable, as a successor employer and the Seller and each Affiliate thereof, as applicable, as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to the Transferred Employees, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each such employee for the calendar year within which the Closing Date occurs.

5.11.    Employment of Transferred Employees.

     (a) Immediately prior to the Closing Date, the Seller shall terminate the employment of each of the Technology Business Employees named on Schedule 5.11, and effective as of the Closing Date, the Buyer shall offer employment to each Technology Business Employee named on Schedule 5.11 (i) at a position comparable to such employee's position with the Seller immediately prior to the Closing,
(ii) at wage or salary levels and bonus or other incentive compensation amount, as applicable, substantially comparable to those set forth on Schedule 5.11 with respect to such employee, and (iii) with employee benefits that are substantially comparable in the aggregate to those provided to such employee by the Seller immediately prior to their termination at Closing, with length of service with the Seller, up to the Closing Date, to be recognized by the Buyer for purposes of Buyer's benefit plans (other than accrual of benefits) as service with the Buyer. The Technology Business Employees named on Schedule 5.11 who accept such offers of employment by the Buyer effective the Closing Date shall be referred to in this Agreement as the "Transferred Employees". Effective as of the Closing Date, the Buyer shall assume the liabilities and obligations of the Seller in respect of the Transferred Employees for vacation and sick pay, but only to the extent such vacation and sick pay relate to services rendered in the ordinary course of business consistent with past practice. The Buyer shall assume and be solely responsible for the severance and other termination payments, and continued health care coverage as described in section 4980B of the Code ("COBRA"), incurred by the Seller in connection with the actual or constructive termination of employment with the Seller (including in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents) of any Technology Business Employee named on Schedule 5.11; provided that the severance and other payments with respect to any employee shall not exceed the amounts therefor set forth on Schedule 5.11 for such employee plus the costs associated with COBRA coverage.

     (b) Neither the Buyer nor any of its Affiliates shall have any liability with respect to any Technology Business Employee or Plan or any claim thereof or related thereto except to the extent expressly provided in this Section 5.11 and in Sections 5.12, 5.13 and 5.14. The Seller shall remain solely responsible for any and all liabilities in respect of any Technology Business Employees not named on Schedule 5.11.

     5.12. Previously-Terminated Employees. In the event that, prior to the 180th day following the Closing Date, the Buyer or any of its Subsidiaries hires or otherwise engages (whether as an officer, employee, consultant, independent contractor or otherwise) any person named on Schedule 5.12, or any person whose employment with the Seller or its Subsidiaries is terminated prior to 180 days from the Closing Date (other than the persons named on Schedule 5.11), Buyer shall pay the Seller the amount of severance or any other termination payments made by the Seller or its Subsidiaries to such current or former employee in connection with such person's termination of employment with the Seller or its Subsidiaries. The parties agree that the Buyer's obligations under this Section
5.12 are without prejudice to the Seller's rights in Section 5.7(c) and shall not be deemed to affect the covenants contained in Section 5.7(c).

     5.13. 401(k) Plans. As soon as practicable after the Closing Date, the Transferred Employees who were participants in the Seller's 401(k) Plan (the "Seller 401(k) Plan") shall commence participation in a tax-deferred savings plan maintained by the Buyer (the "Buyer 401(k) Plan") and shall cease to participate in the Seller 401(k) Plan. In consideration of the transfer of assets described below, the Buyer 401(k) Plan shall assume and discharge all obligations and liabilities of the Seller 401(k) Plan in respect of all benefits transferred from the accounts of the Seller 401(k) Plan maintained on behalf of the Transferred Employees. As soon as practicable following the later of (i) the expiration of a 30-day period following the date of filing of any required notices with the IRS by Buyer and Seller and (ii) delivery to the Seller of a favorable determination letter from the IRS regarding the qualified status of the Buyer 401(k) Plan, the Seller shall cause the transfer, in cash, from the Seller 401(k) Plan to the Buyer 401(k) Plan of the value of the full account balances of such employees in cash and employee loans, if any, on the date of transfer (which account balances will have been credited with appropriate investment experience attributable to the period from the Closing Date to the date of transfer described herein). Prior to the transfer of assets from the Seller 401(k) Plan to the Buyer of 401(k) Plan, the Seller shall make all matching contributions with respect to such employees that are required to be made prior to the Closing Date.

     5.14. Welfare and Fringe Benefit Plans.

     (a) The Buyer shall provide the Transferred Employees coverage under any welfare and fringe benefit plans, programs, policies or arrangements established by the Buyer in accordance with Section 5.11(a) for such Transferred Employees ("Buyer Welfare Plan"); provided that, except as provided in Sections 5.11, 5.12 and 5.13, from and after the Closing Date, the Seller shall remain solely responsible for any and all benefit liabilities to or in respect of the
Transferred Employees or their beneficiaries or dependents relating to or arising in connection with any claims relating to or based upon an occurrence prior to the Closing Date for life, disability, accidental death or dismemberment, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements. The Buyer shall waive any preexisting condition restrictions for any Transferred Employee and his or her dependents under Buyer's Welfare Plan and shall credit such Transferred Employee with any co-payments and deductible contributions made by such Transferred Employee for the applicable plan year in which the Closing Date occurs.

     (b) From and after the Closing Date, the Seller shall remain solely responsible for any and all benefit liabilities relating to or arising in connection with the requirements of COBRA to provide continuation of health care coverage under any Plan in respect of (i) the Technology Business Employees, other than any Technology Business Employee named on Schedule 5.11 and their covered dependents, and (ii) to the extent related to a qualifying event occurring before the Closing Date, Transferred Employees and their covered dependents.

     5.15. Books and Records after the Closing. On and after the Closing Date, the Seller shall afford promptly to the Buyer and its representatives access to its books and records, employees and auditors to the extent necessary or useful for the Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Technology Business and the Technology Business Assets. Any such access by the Buyer shall (i) be upon reasonable notice and at reasonable times, (ii) shall not unreasonably interfere with the conduct of the business of the Seller or its Affiliates, (iii) be at the Buyer's expense and (iv) shall be subject to appropriate restrictions for classified or privileged information.

     5.16. Closing Date Balance Sheet.

     (a) As soon as practicable, but in any event within 30 days following the Closing Date, the Seller shall deliver to the Buyer a statement of the assets and liabilities of the Technology Business as at the Closing Date (the "Closing Date Balance Sheet") prepared in accordance with GAAP on a basis (including as to form) consistent with the April 30 Balance Sheet. The Buyer shall (i) assist the Seller in the preparation of the Closing Date Balance Sheet and (ii) provide the Seller and its independent auditors on-site access at all reasonable times to the personnel, properties, books and records of the Buyer in connection with matters contemplated by this Section 5.16.

     (b) Within 30 days after delivery of the Closing Date Balance Sheet (or if the Buyer delivers a notice of disagreement as provided in Section 5.16(c), within five days after resolution of any such disagreement):

          (i) If Closing Equity is less than 90% of the April 30 Equity, then the Seller shall pay the Buyer, as an adjustment in the Purchase Price, the amount equal to the difference between 90% of the April 30 Equity and the Closing Equity; and

          (ii) If Closing Equity is greater than 110% of the April 30 Equity, then the Buyer shall pay the Seller, as an adjustment in the Purchase Price, the amount equal to the excess of the Closing Equity over 110% of the April 30 Equity.

Any payment made pursuant to this Section 5.16(b) shall be made by official bank check or by wire transfer to the bank designated by the party entitled to receive a payment pursuant to this Section 5.16(b) at least two days before the date of such payment.

     (c) In the event the Buyer in good faith disagrees with the Closing Date Balance Sheet, the Buyer shall, within 25 days of the delivery of the Closing Date Balance Sheet, deliver written notice of such disagreement to the Seller, together with an explanation of its disagreement of each disputed item of the Closing Date Balance Sheet and the amount thereof in dispute. Thereafter, the Buyer and the Seller shall negotiate in good faith to resolve such disagreement. If the Buyer and the Seller are unable to reach a resolution within thirty days of the delivery of such notice of disagreement, the Buyer and the Seller shall submit such disagreement for resolution to Deloitte & Touche (or, if such firm is not available, an independent nationally recognized accounting firm mutually acceptable to the Buyer and the Seller). Such firm shall, within 20 days after submission, determine and report to the Buyer and the Seller its determination of each disputed item and the Closing Date Balance Sheet, and such determination and report shall be final and binding on the parties hereto. The fees and expenses of such firm shall be borne equally by the Buyer and the Seller.

     (d) Notwithstanding anything in this Section 5.16 to the contrary, in the event the Closing Date is on or prior May 15, 2001, (i) the Seller shall not deliver a Closing Date Balance Sheet and (ii) for the purposes of this Agreement, the April 30 Balance Sheet shall be deemed to be the Closing Date Balance Sheet.

     5.17. Covenant Relating to Technology Business Intellectual Property. Except as otherwise contemplated by the ProcureNet License Agreement or the ProcureNet Maintenance Agreement, (i) upon termination of the Transitional Services period in Section 5.5, the Seller shall, to the extent commercially practicable, (A) remove copies of the Technology Business Intellectual Property from its operating systems, and (B) deliver to the Buyer all documentation, notes, computer files or other similar media relating to the Technology Business Intellectual Property in the possession of the Seller or its Subsidiaries, and
(ii) the Seller may not reverse engineer any Technology Business Intellectual Property.

     5.18. Cataloging Solutions Judgment. The Buyer and the Seller agree that the Buyer (i) shall be the beneficiary of, and be entitled to, all the rights of the Seller and its Subsidiaries (including SourceSys, Inc.) under and pursuant to the Cataloging Solutions Judgment, including the right to consent to any waivers thereof or any agreements with the defendants named therein, and (ii) shall be responsible for enforcement of the plaintiffs' rights under or pursuant to the Cataloging Solutions Judgment; provided that (A) the Seller may enforce such rights if the Buyer does not elect to take such steps that the Seller believes are necessary for their enforcement, and (B) the Buyer and the Seller shall bear equally all costs and expenses incurred after the Closing in connection therewith. In the event that the plaintiffs named in the Cataloging Solutions Judgment recover or otherwise receive any amounts under or pursuant to the Cataloging Solutions Judgment (or any such amounts are recovered or received by the Buyer), then, after reimbursement of costs and expenses of the parties related to such recovery, any and all such remaining amounts shall be allocated equally between the Seller and the Buyer.

     5.19. Further Actions. Each of the parties shall use its best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the satisfaction by the Seller of all the conditions contained in Sections 6.1 and 6.2 and the satisfaction by the Buyer of all of the conditions contained in Sections 6.1 and 6.3.

     5.20. Further Assurances. Following the Closing, each of the parties shall, and shall cause its Affiliates to, at its own expense, execute and deliver, or cause to be executed and delivered, such additional instruments, documents, conveyances or assurances and take such other actions as may be necessary, or otherwise reasonably requested by the other party, to render effective the consummation of the transactions contemplated by this Agreement and the Ancillary Documents or otherwise carry out the intent and purposes of this Agreement and the Ancillary Documents.

                                   Article VI
                              CONDITIONS PRECEDENT


     6.1. Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated by the Closing shall be subject to the fulfillment, or waiver by the parties, on or prior to the Closing Date of each of the following conditions:

          (a) All  actions by or in respect  of, or filings  with or notices to,
     any   Governmental   Authority   necessary   to  effect  the   transactions
     contemplated by the Closing shall have been taken or made.

          (b) There shall not be in effect any injunction or restraining order or other similar order issued by any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated by the Closing.

          (c) The Seller shall have received, and provided to the Buyer, the written consent of the Seller Creditor to the transactions contemplated by this Agreement and the release by the Seller Creditor of its Liens on the Technology Business Assets.

          (d) Fisher and the Buyer shall have executed and delivered the Fisher Sublease Agreement and Fisher shall have delivered the Fisher Reseller Letter.

     6.2. Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver by the Buyer, on or prior to the Closing Date of each of the following additional conditions:

          (a) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as if made on and as of the Closing Date.

          (b) The Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.

          (c) The Buyer shall have received a certificate of an executive officer of the Seller, dated the Closing Date, certifying that the conditions specified in paragraphs (a) and (b) of this Section 6.2, as the case may be, have been fulfilled.

          (d) The Buyer shall have received an opinion of Debevoise & Plimpton, special counsel to the Seller, substantially in the form of Exhibit A or with such changes thereto as are reasonably satisfactory to the Buyer.

          (e) The Seller shall have delivered to the Buyer a certificate of the Seller, dated the Closing Date, setting forth the name, address and federal tax identification number of the Seller and stating that the Seller is not a "foreign person" within the meaning of section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder.

          (f) The Seller shall have delivered to the Buyer (i) certified copies of the certificate of incorporation and the by-laws of the Seller, (ii) certified copies of resolutions of the board of directors of the Seller approving the entering into and completion of the transactions contemplated by this Agreement and the Ancillary Documents to which the Seller is a party and (iii) an incumbency certificate of the Seller containing a certified list of the officers and directors of the Seller authorized to sign this Agreement or the Ancillary Documents, together with their specimen signatures; it being understood that all such documents shall be certified as of the Closing Date by the Secretary or an Assistant Secretary of the Seller.

          (g) The Seller shall have delivered to the Buyer the consent of Magic Software Enterprises, Inc. to the assignment of the Magic Solutions Partner Agreement in connection with the transactions contemplated by this Agreement.

     6.3. Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by the Closing shall be subject to the fulfillment, or waiver by the Seller, on or prior to the Closing Date of each of the following additional conditions:

          (a) The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as if made on and as of the Closing Date.

          (b) The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

          (c) The Seller shall have received a certificate of an executive officer of the Buyer, dated the Closing Date, certifying that the conditions specified in paragraphs (a) and (b) of this Section 6.3, as the case may be, have been fulfilled.

          (d) Fisher and the Buyer shall have executed and delivered the Fisher License Agreement and the Fisher Maintenance Agreement.

          (e) The Seller shall have received an opinion of Geltner & Associates, special counsel to the Buyer, substantially in the form of Exhibit B or with such changes thereto as are reasonably satisfactory to the Seller.

          (f) The Buyer shall have delivered to the Seller (i) certified copies of the certificate of incorporation and the by-laws of the Buyer, (ii) certified copies of resolutions of the board of directors and (if required by Applicable Law) shareholders of the Buyer approving the entering into and completion of the transactions contemplated by this Agreement and the Ancillary Documents, and (iii) an incumbency certificate of the Buyer containing a certified list of the officers and directors of the Buyer authorized to sign agreements together with their specimen signatures; it being understood that all such documents shall be certified as of the Closing Date by the Secretary or an Assistant Secretary of the Buyer.


                                  Article VII
                                 INDEMNIFICATION

     7.1. Indemnification by Seller. The Seller shall defend, indemnify and hold harmless the Buyer and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Buyer Indemnitees") from, against and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements incurred in investigating or defending any of the foregoing or in asserting, preserving or enforcing any rights under this Agreement), whether or not resulting from third-party claims (each of the foregoing, a "Loss", and collectively, "Losses"), resulting from or arising out of:

          (a) any breach of any representation or warranty made by the Seller in this Agreement or any Ancillary Document;

          (b) any failure of the Seller to perform or fulfill any of its covenants, agreements or other obligations in this Agreement or any Ancillary Document;

          (c) any Excluded Liability; and

          (d) any failure of the Seller to comply with applicable bulk sales laws (in consideration of which indemnification obligation the Buyer hereby waives compliance by the Seller with any applicable bulk sales laws) or, subject to Section 5.8, any determination by any taxing authority that the transactions contemplated by this Agreement are not a bulk sale.

     7.2. Indemnification by the Buyer. The Buyer shall defend, indemnify and hold harmless the Seller and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Seller Indemnities") from, against and with respect to any and all Losses resulting from or arising out of:

          (a) any breach in any representation or warranty made by the Buyer in this Agreement or any Ancillary Document;

          (b) any failure of the Buyer to perform or fulfill any of its covenants, agreements or other obligations in this Agreement or any Ancillary Document; and

          (c) any Assumed Liability.

     7.3. Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated by the Closing, but only until 180 calendar days from the Closing Date.

     7.4. De Minimis;  Limitation;  Adjustments.

     (a) The Seller shall not be obligated to indemnify and hold harmless the Buyer Indemnitees pursuant to Section 7.1 unless and until the aggregate amount of all claims against the Seller under Section 7.1 exceeds $100,000, and then only to the extent such aggregate amount exceeds $100,000.

     (b) Except with respect to the Seller's covenants contained in Section 5.7, the aggregate amount the Seller shall be obligated to indemnify and hold harmless the Buyer Indemnitees pursuant to Section 7.1 shall not exceed $1,000,000. Except with respect to the Buyer's covenants contained in Section 5.7, the aggregate amount that the Buyer shall be obligated to indemnify and hold harmless the Seller Indemnitees pursuant to Section 7.2 shall not exceed $1,000,000.

     (c) The indemnity provided for in this Article VII shall be the sole and exclusive remedy of the Buyer Indemnitees after the Closing, and without limiting the generality of the foregoing, the Buyer Indemnitees waive all claims for contribution or other rights of recovery arising out of or relating to any Applicable Laws, and claims for breach of contracts, breach of representation or warranty, negligent misrepresentation, tort and all other claims for breach of duty. Notwithstanding the foregoing, nothing in this Section 7.4(c) shall limit in any way any Buyer Indemnitees' remedies in respect of intentional misrepresentation or omission or fraud by the Seller in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.

     (d) The Buyer Indemnitees shall not be entitled to recover any Losses, and shall be deemed to have waived any claim for such recovery, under Section 7.1 if at the time of Closing the Buyer had knowledge of the existence of the event, condition or circumstance resulting in the Losses, but only to the extent of potential Losses of which the Buyer had such actual knowledge. For purposes of this Section 7.4(d) only, knowledge of the Buyer shall be limited to the actual knowledge as of the time of Closing of the senior management of the Buyer, in each case without giving effect to imputed knowledge.

     (e) Any party entitled to indemnification under this Article VII shall use commercially reasonable efforts to mitigate any Loss for which indemnification is sought hereunder.

     7.5. Indemnification Procedures.

     (a) For the purposes of this Section 7.5, the party seeking indemnification
shall  be  known  as  the   "Indemnified   Party"   and  the  party   from  whom
indemnification is sought shall be known as the "Indemnifying Party".

     (b) As promptly as practicable after receipt by the Indemnified Party of notice of any Loss in respect of which the Indemnifying Party may be liable under this Article VII, the Indemnified Party shall give written notice thereof (the "Indemnification Notice") to the Indemnifying Party. The failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Article VII, except to the extent such failure results in a lack of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced as a result of failure to receive such notice.

     (c) In the case of any claim asserted by a third party (including any Governmental Authority) against any party or its Affiliates which would result in a claim under this Article VII, the Indemnified Party shall (i) notify the Indemnifying Party of such claim within 30 days of receipt of such claim (and at least 15 days prior to the expiration of the period during which the defendant may assert its defense, if such period expires earlier), and (ii) permit the Indemnifying Party, at its option and expense, to assume the defense of any such claim by counsel satisfactory to the Indemnified Party and to settle or otherwise dispose of the same; provided that if the Indemnifying Party does so take over and assume the defense, (A) the Indemnified Party may at its discretion at all times participate (at its own expense) in such defense by counsel of its own choice, and (B) the Indemnifying Party shall, at all times and to the extent reasonably possible, keep the Indemnified Party informed of the status of such claim and the proceedings related thereto. The Indemnifying Party shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the Indemnified Party and its Affiliates a release of all liabilities in respect of such claims. If the Indemnifying Party does not accept the defense of any claim within 30 days of delivery of the Indemnification Notice (or 15 days prior to the expiration of the period during which the defendant may assert its defense, if such period expires earlier), the Indemnified Party shall have the right to defend against such claim by counsel of its own choice and shall be entitled to settle or agree to pay in full such claim or demand; provided that if the Indemnified Party shall, at all times and to the maximum extent possible, keep the Indemnifying Party informed of the status of such claim and the proceedings related thereto.

     7.6. Access To Information. The Buyer Indemnitees shall provide the Seller and its representatives access to the books and records of the Buyer Indemnitees, at the Seller's expense and during normal business hours and so long as it does not unreasonably interfere with the business and operations of the Buyer Indemnitees, with respect to the matter for which any payment is sought under this Article VII. Prior to being provided such access, upon the reasonable request of the Buyer, the Seller and the relevant Buyer Indemnitees shall enter into an appropriate confidentiality agreement with respect to the information to be provided to the Seller and its authorized representatives.

     7.7. Treatment of Indemnity Payment. The parties agree to treat any indemnity payment made pursuant to Sections 7.1 and 7.2 as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.


                                  Article VIII
                                   DEFINITIONS

     The following terms, as used in this Agreement, have the following meanings:

     Additional Cash Amount: as defined in Section 2.2(b).

     Affiliate: with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. "Control" of any Person shall consist of the power to direct the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or otherwise) and shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 50% of the voting power in the election of the directors of such Person (or other persons performing similar functions). For purposes of this Agreement, neither the Seller nor any of its shareholders shall constitute Affiliates of each other.

     Ancillary Documents: the Registration Rights Agreement, the ProcureNet License Agreement, the ProcureNet Maintenance Agreement, the Fisher License Agreement, the Fisher Maintenance Agreement, the Fisher Sublease Agreement, and all other agreements, certificates and other instruments delivered or given pursuant to this Agreement.

     Applicable Law: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

     April 30 Balance Sheet: the statement of the assets and liabilities of the Technology Business as of April 30, 2001 set forth on Schedule 5.16.

     April 30 Equity: the amount reflected as "Total Equity" on the April 30 Balance Sheet, minus the cash, cash equivalents and tax refund receivables, plus accrued 401(k) liabilities, reflected on the April 30 Balance Sheet.

         Assumed Liabilities:  as defined in Section 1.2.

         Buyer:  as defined in the Introduction.

         Buyer 401(k) Plan: as defined in Section 5.13.

         Buyer Indemnities:  as defined in Section 7.1.

     Buyer SEC Reports: all registration statements, prospectuses, reports, schedules, proxy statements and other documents filed since March 31, 1997 by the Buyer with the Commission pursuant to the Exchange Act or the Securities Act.

     Buyer Shares: the number of shares of Common Stock that would be issued and delivered to the Seller and its designees at the Closing pursuant to Section 2.2.

     Buyer Stock Closing Price: the average of the last trading price of shares of Common Stock (during regular trading hours of 9:30 a.m. to 4:00 p.m.) on each of the trading days in the averaging period, as shown by the NASD automated quotation system. "Averaging period" means the ten consecutive trading day period ending on the last trading day before the Closing Date.

     Buyer Welfare Plan: as defined in Section 5.14(a).

     Cataloging Solutions Judgment: the Agreed Final Permanent Injunction, Judgment and Appointment of Receiver entered into on November 8, 2000 in the District Court of Montgomery County, Texas, Cause No. 2000-00-03-01501-CV, as the same may be amended, supplemented or restated from time to time.

     Closing: as defined in Section 2.1.

     Closing Date: the date of the Closing.

     Closing Date Balance Sheet: as defined in Section 5.16.

     Closing Equity: the amount reflected as "Total Equity" on the Closing Date Balance Sheet, minus the cash, cash equivalents and tax refund receivables, plus accrued 401(k) liabilities, reflected on the Closing Date Balance Sheet.

         COBRA:  as defined in Section 5.11(a).

         Code:  the Internal Revenue Code of 1986, as amended.


         Commission:  the Securities and Exchange Commission.

         Common Stock:  as defined in Section 4.7.

     Consent: any consent, approval, authorization, waiver, permit, concession, decree, license, exemption or order of, registration, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

     Delaware Court: as defined in Section 9.6.

     ERISA:  the Employee  Retirement  Income  Security Act of 1974, as amended.

     Exchange Act: the Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations of the Commission promulgated thereunder.

     Excluded Liabilities: as defined in Section 1.3.

     FICA: as defined in Section 5.10(a).

     Fisher: Fisher Scientific Company LLC, a Delaware limited liability company, or any other Subsidiary of Fisher Scientific International Inc., a Delaware corporation, designated by Fisher Scientific Company LLC to the Buyer and the Seller in writing prior to the Closing Date.

     Fisher License Agreement: the License Agreement to be entered into by the Buyer and Fisher substantially in the form of Exhibit C, or with such changes thereto as may be agreed upon by the Buyer and Fisher.

     Fisher Maintenance Agreement: the Maintenance Agreement to be entered into by the Buyer and Fisher substantially in the form of Exhibit D, or with such changes thereto as may be agreed upon by the Buyer and Fisher.

     Fisher Reseller Letter: the letter to be delivered by Fisher substantially in the form of Exhibit I, or with such changes thereto as may be agreed upon by the Buyer and Fisher.

     Fisher Sublease Agreement: the Sublease Agreement to be entered into by the Buyer and Fisher substantially in the form of Exhibit J, or with such changes thereto as may be agreed upon by the Buyer and Fisher.

     FUTA: as defined in Section 5.10(a).

     GAAP: the accounting principles and practices generally accepted from time to time in the United States.

     Governmental  Approval:  any  Consent  of,  with  or  to  any  Governmental
Authority.

     Governmental Authority: any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

     Indemnification Notice: as defined in Section 7.5(b).

     Indemnified Party: as defined in Section 7.5(a).

     Indemnifying Party: as defined in Section 7.5(a).

     Initial Cash Amount: as defined in Section 2.2(a).

     Intellectual  Property  Licenses:  all  licenses  listed  or  described  on
Schedule 3.8. Such licenses are licenses pursuant to which (i) the Company or such Subsidiary permits any person or entity to use any of the Technology Business Intellectual Property, or (ii) any person or entity permits the Company or such Subsidiary to use any trademarks, service marks, trade names, copyrights or patents owned by such person or entity or a third person or entity.

     IRS: the Internal Revenue Service.

     Lien: any mortgage, lien, pledge, charge, encumbrance, or other security interest.

     Loss: as defined in Section 7.1.

     Material Adverse Effect: any material adverse change to or effect on (i) the condition (financial or otherwise), properties, business or results of operations of the Technology Business or the Technology Business Assets or (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement or any Ancillary Document to which it is a party or to perform its obligations hereunder or thereunder, except for (A) any such change or effect arising out of or resulting from general economic, political or market conditions, or (B) changes generally affecting the industry in which the Technology Business operates.

     Permitted Liens: (i) Liens for Taxes not yet due and payable, or which are being contested in good faith and by appropriate proceedings, and (ii) Liens that, individually and in the aggregate, do not and would not (A) materially detract from the value of any asset or property or (B) materially interfere with the use or contemplated use of any asset or property.

     Person: any natural person, partnership, association, corporation, company, trust, limited liability company or other entity, including any Governmental Authority.

     Plan: as defined in Section 3.21.

     Pre-Closing Period: any taxable period (or a portion thereof) ending on or prior to the Closing Date. Taxes with respect to any period that begins on or before and ends after the Closing Date shall be allocated to the Pre-Closing Period (i) on a per diem basis in the case of real and personal property Taxes and (ii) on the basis of an interim closing of the books at the end of the Closing Date in the case of all other Taxes.

     ProcureNet License Agreement: the License Agreement to be entered into by the Buyer and the Seller substantially in the Form of Exhibit E, or with such changes thereto as may be agreed upon by the Buyer and the Seller.

     ProcureNet Maintenance Agreement: the Maintenance Agreement to be entered into by the Buyer and the Seller substantially in the Form of Exhibit F, or with such changes thereto as may be agreed upon by the Buyer and the Seller.

     ProcureNet Marks: the U.S. and foreign trademarks, trade names, service marks, and the applications for registration therefor, set forth on Schedule 5.6.

     Purchase Price: the consideration payable by the Buyer for the Technology Business Assets set forth in Section 2.2, as adjusted pursuant to Section 5.16.

     Registration Rights Agreement: the Registration Rights Agreement to be entered into by the Buyer and the Seller substantially in the Form of Exhibit G, or with such changes thereto as may be agreed upon by the Buyer and the Seller.

     Securities Act: the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations of the Commission promulgated thereunder.

     Seller: as defined in the Introduction.

     Seller Creditor: means Fisher Scientific International Inc., a Delaware corporation, as a lender to or creditor of the Seller or its Subsidiaries, including as the holder of any notes of the Seller or its Subsidiaries.

     Seller 401(k) Plan: as defined in Section 5.13.

     Seller Indemnitee: as defined in Section 7.2.

     Seller's Knowledge: the actual knowledge, after due inquiry, of John D. Sanford, Fred A. Seigel, Marvin Slayton and Todd Wilson.

     Sourcing Letter: the letter to be delivered by the Buyer and the Seller substantially in the form of Exhibit H, or with such changes thereto as may be agreed upon by the Buyer and the Seller.

     Subsidiary: of any Person is any corporation, limited liability company, partnership or other entity of which the stock or membership, general or limited partnership or other ownership interests having ordinary power to elect a majority of the board of directors (or other persons or bodies performing similar functions) are directly or indirectly owned by such Person.

     Tax: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

     Tax Allocation Schedule: as defined in Section 2.3.

     Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Technology Business: as defined in Recital A.

     Technology Business Assets: as defined in Section 1.1.

     Technology Business Books and Records: all books, records, manuals and other materials (in any form or medium) of the Seller principally related to the Technology Business and the other Technology Business Assets, including advertising material, catalogues, lists of past and present customers, photographs, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, data and laboratory books, and media materials and plates. Technology Business Contracts: all contracts, licenses, leases, commitments and other agreements listed or described on Schedule 1.1(c).

     Technology Business Employees: as defined in Section 3.11.

     Technology  Business  Equipment:  all  machinery,   equipment,   furniture,
furnishings, automobiles, trucks, vehicles, cars, handling equipment, computer hardware, tools and similar property listed or described on Schedule 1.1(b).

     Technology Business Intellectual Property: as defined in Section 3.8.

     Transfer Taxes: as defined in Section 5.8.

     Transferred Employees: as defined in Section 5.11(a).

     Transferred Software: the software known as OneSource(TM), MarketBuilder(TM), Reality!, Scottsdale and Common Language Generator (CLG), including: source code, object code, modifications, upgrades, derivative works, enhancements and improvements thereto; copyrights thereto; and manuals, documentation, prior releases, works-in-progress, schemas, related tools and integration tools related thereto; in each case as in existence on the Closing Date.

     Transitional Services: as defined in Section 5.5(a).

     Treasury Regulations: the regulations prescribed pursuant to the Code.

     USDOD: as defined in Section 5.7(a).


                                   Article IX
                               GENERAL PROVISIONS

     9.1. Termination.

     (a) This Agreement may be terminated at any time prior to the Closing Date:

          (i) by the written agreement of the Buyer and the Seller;

          (ii) by either the Seller or the Buyer upon written notice to the other party if the Closing has not occurred prior to July 2, 2001;

          (iii) by either the Seller or the Buyer upon written notice to the other party if the consummation of the transactions contemplated by this Agreement would violate, in whole or in part, any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

          (iv) by the Buyer upon written notice to the Seller if any of the conditions set forth in Section 6.1 or 6.2 have not been fulfilled or waived on or prior to the Closing Date, unless such failure is due to the failure of the Buyer or the Buyer Designee to perform or comply with any of the covenants, agreements or conditions of this Agreement required to be performed or complied with by the Buyer prior to the Closing; or

          (v) by the Seller upon written notice to the Buyer if any of the conditions set forth in Section 6.1 or 6.3 have not been fulfilled or waived on or prior to the Closing Date, unless such failure is due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions of this Agreement required to be performed or complied with by the Seller prior to the Closing.

     (b)  The  following  provisions  shall  survive  any  termination  of  this
Agreement: Section 5.2; Section 5.4; Article VII, but only to the extent of any liability resulting from any breach of this Agreement; and Sections 9.5 through
9.13 (inclusive).

     9.2. Expenses. Except as specifically provided in this Agreement, the Seller, on the one hand, and the Buyer and the Buyer Designee, on the other hand, shall bear their respective costs and expenses incident to this Agreement and the transactions contemplated hereby, including fees and disbursements of legal, accounting and financial advisors.

     9.3. Amendments, Waivers, etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Buyer and the Seller. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

     9.4. Assignment; No Third Party Beneficiaries.

     (a) Except as contemplated by Section 9.4(c), this Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other party, and any attempt to assign or otherwise transfer this Agreement without such consent shall be void and of no effect.

     (b) This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Except as contemplated by Section 9.4(c), nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     (c) The Buyer, may, by written notice to the Sellers no later than one day prior to the Closing Date, designate any direct or indirect wholly-owned Subsidiaries of the Buyer organized under the laws of any state of the United States as the Persons to whom all or any portion of the Technology Business Assets are to be transferred at the Closing. No such designation shall affect any of the rights, obligations or liabilities of the Buyer under this Agreement, and the Buyer shall be jointly and severally liable with all such designees for the performance of all of the Buyer's obligations under this Agreement.

     9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles or rules thereof.

     9.6. Jurisdiction; Waiver of Jury Trial.

     (a) Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the United States District Court in the State of Delaware (a

"Delaware Court"), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Delaware Court, and any claim that any such action or proceeding brought in any Delaware Court has been brought in an inconvenient forum, (iii) submits to the non-exclusive jurisdiction of Delaware Courts in any suit, action or proceeding, and (iv) agrees that the losing party shall pay to the prevailing party the attorneys' fees and expenses incurred by the prevailing party in such action. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Delaware Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

     (b) Each of the parties agrees and acknowledges that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement.

     9.7. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given (i) on the date of delivery if delivered personally, or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting machine records electronic confirmation of due transmission or the recipient acknowledges due receipt), or (ii) on the first business day following the date of dispatch if delivered by a nationally-recognized overnight courier service, at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other party:

(a)      if to the Buyer, at:

                  ePlus inc.
                  400 Herndon Parkway
                  Suite B
                  Herndon, Virginia  20170
                  Telecopy: 703-834-5618
                  Attention:  Kley Parkhurst

                  with a copy to:

                  Geltner & Associates
                  Number Ten E Street, S.E.
                  Washington, D.C.  20003
                  Telecopy:  1-202-547-1138
                  Attention:  Michael E. Geltner

(b)      if to the Seller, at:

                  ProcureNet, Inc.
                  Liberty Lane
                  Hampton, New Hampshire  03842
                  Telecopy:   1-603-929-2703
                  Attention:   Secretary

                  with a copy to:

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York  10022
                  Telecopy :  1-212-909-6836
                  Attention:   E. Raman Bet-Mansour

     9.8. Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

     9.9. Specific Performance. Each of the parties hereto acknowledges that there may be no adequate remedy at law for the failure by such party to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages. Accordingly, each of the parties hereto agrees that its agreement contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Agreement.

     9.10. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

     9.11. Integration. This Agreement, including the Schedules hereto, and the Ancillary Documents constitute the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior agreements or understandings relating to the subject matter hereof.

     9.12. Section Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     9.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.



                                                     EPLUS INC.


                                                     By:   _____________________
                                                           Name:
                                                           Title:


                                                     PROCURENET, INC.


                                                     By:   _____________________
                                                           Name:
                                                           Title: